Exhibit 10.4
September 16, 2024 Jonathan Siegrist Dear Jonathan,
I am pleased to confirm this conditional offer of employment from QuidelOrtho Corporation (the “Company”) in the position of Executive Vice President, Chief Technology Officer (“CTO”) reporting to the Chief Executive Officer of the Company (“CEO”). In your capacity as CTO, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time by the CEO. You agree to devote your full- time attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Your anticipated start date of your employment with the Company (“Start Date”) is to be determined but expected to be no later than October 14, 2024.

This offer and your employment relationship with the Company will be “at will,” and are subject to the terms and conditions of this letter, as well as to the Company’s standard hiring and personnel policies, rules and practices.

The Company’s headquarters address and telephone number are 9975 Summers Ridge Road, San Diego, California, 92121 and (858) 552-1100.

The following further represents our offer to you:

Compensation

The Company maintains highly competitive compensation programs, with programs intended to provide you with an incentive to help you achieve targeted results. Compensation levels, incentive plans, and bonus awards are subject to change at the Company’s discretion.

Salary

Your initial annualized base salary, which will be paid bi-weekly unless otherwise determined by state or local law, will be $575,000. You will receive payment of your earned compensation at the employee address that the Company has on file for you or direct deposit can also be established during onboarding.

Annual Global Bonus Plan

Your position makes you eligible for participation in the annual Global Bonus Plan (“GBP”), pursuant to the terms and conditions of the GBP, with a target bonus opportunity of 75% of your base salary. This eligibility begins in the current calendar year and will be pro-rated based on your period of service in 2024; provided that your Start Date must be on or before October 7, 2024 to be eligible for this plan year. Employment commencement after this date will preclude you from being eligible to participate in the Global Bonus Plan for Fiscal Year 2024 or receive any bonus thereunder.

The amount of any bonus award is at sole discretion of the Board of Directors of the Company (the “Board”) and is contingent upon the performance of the Company, the performance criteria defined by the Board (or its compensation committee), including your individual performance, the terms of the Company’s incentive and compensation plans, your length of service during the applicable performance year, and any other relevant factors.

Long-Term Equity Incentive Plan

Annual LTI Grant

You will also be eligible to receive equity grants under the Company’s Long-term Equity Incentive Plan (“Plan”) in accordance with the terms and conditions of the Plan and applicable award agreement(s) and subject to approval by the Board (or its compensation committee). You are expected to receive a 2025 equity grant with a target value

Jonathan Siegrist September 16, 2024 Page 2

(determined as of the close of business on the grant date) of $500,000, a 2026 equity grant with a target value of
$1,000,000, and a 2027 equity grant with a target value of $1,000,000 during the normal annual grant award cycle of the Company (which is usually in February). The number of shares is dependent upon the stock valuation and may be adjusted by the Company based on stock value changes. The total value of these awards are expected to be granted fifty percent (50%) in the form of time-based RSUs and fifty percent (50%) in the form of non-qualified stock options, each of which vest in equal annual installments over a three-year period from the grant date. Any LTI grants will be subject to the Plan and applicable award document(s).

Sign-On Bonus

One-Time Sign-on Equity Grant

You will receive a one-time sign on equity grant with a total value (determined as of the Grant Date, as defined below) of $2,250,000, vesting in equal annual installments over a three-year period from the Grant Date. The effective date of your equity grants described herein is expected to be the 15th day of the month following your Start Date (the “Grant Date”), or October 15, 2024, assuming a Start Date of October 7, 2024. The number of shares is dependent upon the stock valuation and the Grant Date and may be adjusted by the Company based on stock value changes. The award will be subject to the Plan and the applicable award agreement, including vesting restrictions that will be set forth in a separate agreement to be provided to you.

One-Time Sign-on Cash Bonus

You will also receive a one-time sign-on cash bonus of $500,000.00 (subject to all applicable taxes). Fifty percent of this cash bonus will be paid within 30 days after your Start Date, and the remaining fifty percent of this cash bonus shall be paid on the first regular Company pay date occurring after your 90-day anniversary with the Company.

In the event that you resign from your employment, or your employment is terminated for Cause (as determined by the Company in accordance with the terms of the Severance and Change in Control Agreement) within two years after your receipt of any portion of this cash sign-on bonus, you will be required to repay back to the Company such portion of the cash sign-on bonus received within the prior 24 months, in full within 30 days of such resignation or termination. Except where prohibited by applicable law, your acceptance of this offer letter is your consent and authorization for the Company to deduct automatically from any monies the Company may owe to you, an amount up to the equivalent of any cash sign-on bonus that you owe to the Company under this paragraph.

Note: All compensation, incentive or bonus awards, and benefits referred to in this letter or otherwise provided by the Company are subject to your satisfactory job performance, conduct and attendance. Also, the amount of bonus awards is at the Board’s sole discretion and is contingent upon the performance of the Company, the performance criteria defined by the Company, the terms of its incentive and compensation plans, and your length of service during the applicable performance year. All salary, performance-based pay awards, bonuses, allowances, and other forms of compensation and incentives referred to in this letter will be considered normal income and will be subject to applicable Federal, State and Local income taxes, withholdings and deductions,

Severance and Change in Control Agreement

You will be provided with severance and change in control protection consistent with other arrangements for those eligible at the executive officer level. You are being provided with a copy of the Severance and Change in Control Agreement (the “Severance and Change in Control Agreement”) with this offer letter.

Indemnification Agreement

You will be provided with indemnification consistent with other arrangements for those eligible at the executive officer level. You are being provided with a copy of the Indemnification Agreement with this offer letter.

Jonathan Siegrist September 16, 2024 Page 3

Vacation

Vacation for employees at this level is unlimited. You will be entitled to take vacation in accordance with the Company’s vacation policy as in effect for executive officers, and as may be amended from time to time.

Benefits

The Company’s flexible benefits program includes medical, dental, life, and accident coverage for employees and qualified dependents, for which coverage begins on the first day of employment. In addition, the Company has a 401K Savings Plan that employees may choose to participate in. Eligibility and coverage are determined and governed exclusively by the applicable plan documents. A Benefits Summary will be delivered to you promptly after this offer letter.

Location

The Company headquarters are located in San Diego and your position is based at the Company’s headquarters. Remote work is acceptable to a limited degree, but your full-time presence on-site at Company headquarters is critical and necessary.

Agreement re Confidential Information, Inventions, Non-Solicitation

As a condition of employment, you will be required to review and accept the Company’s AGREEMENT RE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-SOLICITATION. You are being provided with a copy of the agreement with this offer letter. If you accept this conditional offer and you are hired, you must agree to and sign the agreement by or before your first day of employment with the Company and provide the signed agreement to the Company. In addition to requiring you to enter into the agreement, we expect you to keep confidential and not disclose or use in your employment with us any trade secrets or confidential information you have obtained from your present or previous employer(s) and to honor all agreements with them. We do not need or want their confidential or trade secret information. By accepting this offer of employment, you affirm and acknowledge that you are not a party to any agreement, written or verbal with any current or prior employer that would prevent or prohibit you from entering into an employment relationship with the Company.

Employee Arbitration Agreement

As a condition of being hired and employed by the Company, the Company requires all new hires to enter into an Arbitration Agreement. Except as otherwise provided in the Arbitration Agreement, the Arbitration Agreement is the exclusive means for resolving and attempting to resolve disputes between you and the Company, both during and after your employment with the Company. You are being provided with a copy of the Arbitration Agreement with this offer letter. If you accept this conditional offer and you are hired, you must agree to and sign and deliver the Arbitration Agreement by or before your first day of employment with the Company and provide the signed agreement to the Company.

At-Will Employment

This employment offer is only for “at-will” employment with the Company. The Company also maintains an employment-at-will relationship with its employees. This means that both you and the Company retain the right to terminate the employment relationship at any time, with or without notice or cause, and for any reason or no reason not contrary to law. As for all the Company’s job candidates, this offer letter shall not create an express or implied contract of employment.

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Invitation to Self-Identify

As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973, the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, the Company is required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998. Providing this information is voluntary and will be kept confidential in accordance with the law. Choosing not to provide it will not have an adverse impact on employment. This information will be used only in accordance with our equal employment opportunity policy.

Offer Requirements

This offer and, if hired, your subsequent employment, are contingent upon your accurately, honestly, and satisfactorily completing all pre-employment forms, requirements and conditions, submitting all requested information, and agreeing to and meeting all necessary requirements for employment. Failure to do so can render this offer or any employment begun null and void, and result in the Company not hiring you or terminating any employment already started.

Employers must verify the employment eligibility and identity of all new employees. In accordance with the Immigration Reform and Control Act, you must timely provide the Company with appropriate work authorization documents establishing your identity and legal authorization to work in the U.S.

This offer letter constitutes our complete offer. Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid, authorized, or binding on the Company.

Please note that we may review, adjust, modify, or suspend Company policies, compensation levels, incentive or bonus programs and awards, benefit plans, and any other practices or programs for business reasons at any time and for any reason. Your eligibility will be determined per the standard terms and eligibility requirements of the policies, plans, and programs in effect at that time.

We are pleased to offer you this position and we are looking forward to your acceptance of this offer, and assuming you complete and meet our pre-employment conditions satisfactorily, to your joining the Company.

Jonathan Siegrist September 16, 2024 Page 5

Please signify your agreement to and acceptance of this offer of employment by September 17, 2024, by signing below and entering the date in the Agreed & Accepted section below and by emailing to Lee.Bowman@quidelortho.com. If accepted, we expect that you will commence employment on or before October 14, 2024, and we reserve the right to withdraw this offer even if accepted, if you have not commenced employment at our offices in San Diego by such date. If you have any questions concerning this offer, please feel free to give me a call at (619) 315-1007.
Sincerely, Brian J. Blaser
President and Chief Executive Officer on behalf of QuidelOrtho

Agreed and Accepted:

/s/ Jonathan Siegrist

Name: Jonathan Siegrist

Date: 9/16/2024